Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of VitalStream Holdings, Inc. of our report dated January 31, 2006, except for note 13 for which the date is February 3, 2006, accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries appearing in the annual report of Form 10-K for the year ended December 31, 2005, and to the reference to us under the heading “Experts and Legal Matters” in the Prospectus which is part of this Registration Statement.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A corporation of Certified Public Accountants

Encino, California
March 30, 2006